Exhibit 16.1

Assentsure PAC UEN – 201816648N 180B Bencoolen Street #03-01 The Bencoolen Singapore 189648 http://www.assentsure.com.sg

September 24, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Dear Commissioners:

We have read the statements made by Robo.ai Inc. (the “Company”), which we understand will be filed with the Securities and Exchange Commission pursuant to a Form 6-K dated on or about September 24, 2025 (Commission File Number: 001-41559), concerning the change in the Company’s independent registered public accounting firm. We agree with the statements concerning our firm contained in paragraphs two and three of such Form 6-K.

We have no basis to agree or disagree with any other statements made in such Form 6-K.

Very truly yours,

AssentSure PAC

Chartered Accountants

Enclosed